Exhibit 99.1

Barfresh Provides Third Quarter 2022 Results and Business Update

Third Quarter 2022 Revenue Increased 25% Year-Over-Year to $2.4 Million

Company Rolls Out New Product Extension with Twist & Go™ Carton Format

Company Pursues Legal Action Against a Bottle Manufacturer of Twist & Go™

LOS ANGELES, November 10, 2022 (GLOBE NEWSWIRE) – Barfresh Food Group, Inc. (the “Company” or “Barfresh”) (Nasdaq: BRFH), a provider of frozen, ready-to-blend and ready-to-drink beverages, is providing a business update in conjunction with the filing of its form 10-Q for the third quarter ended September 30, 2022.

Management Comments

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “We achieved 25% year-over-year revenue improvement in the third quarter of 2022 compared to the same period last year. We were on track to deliver another record quarter with sequential top line growth and improved margins before we experienced quality issues with one of our Twist & Go™ bottle manufacturers. We pride ourselves on delivering quality product to our customers and voluntarily withdrew the affected product from the market and halted future production with the manufacturer. The quality issues pertain to one manufacturer and we are continuing to supply product to customers as we work with our other manufacturers to produce Twist & Go™ and our single and bulk-serve products. We are actively working to replace the lost bottle manufacturing capacity.”

Mr. Delle Coste continued, “We are excited to announce after successful testing we rolled out a carton format for Twist & Go™ in October. This is a great extension to our product portfolio and fits nicely with the growing trend in schools to move toward ecologically friendlier products. The response so far has been encouraging and we will be pursuing existing customers and new customers, especially more of the high-volume school accounts. We have made significant improvements and investments to our business over the past year and believe once the temporary manufacturing issues are resolved we will be able to return to the progress made in the first half of this year and be on a path toward sustainable, long-term growth.”

Product Withdrawal of Twist & Go™

During the third quarter of 2022, Barfresh received customer complaints related to the textural consistency of some of the Company’s Twist & Go™ bottle product, which was isolated to one manufacturer. The product was found to be safe for consumption but did not meet the textural standards as outlined in the supply agreement with the manufacturer. Barfresh attempted to resolve the issues by informal negotiation, as contractually required prior to filing suit; however, such negotiations were unsuccessful. Barfresh filed a complaint today, November 10, 2022, in the Federal District Court in Los Angeles against the manufacturer. The total impact of the product withdrawal and loss of a manufacturer of Twist & Go™ bottle product is uncertain and may be subject to change.

Third Quarter of 2022 Financial Results

Revenue for the third quarter of 2022 increased 25% to $2.4 million, compared to $1.9 million in the third quarter of 2021. The increase in revenue is the result of higher growth in Twist & Go™ sales in the school channel, as well as the gradual return in sales of the Company’s single serve and bulk products. Net sales for the third quarter of 2022 include a $1.2 million unfavorable impact related to expected customer credits and lost revenue resulting from the voluntary product withdrawal of Twist & Go™. Gross margins for third quarter of 2022 were negative 30%, compared to 37% for the third quarter of 2021. Gross margins for third quarter of 2022 tracked with the Company’s year-to-date second quarter of 2022 performance, exclusive of the unfavorable impact related to the product withdrawal, including customer returns, fees, unsaleable inventory and other product withdrawal related costs. The Company expects gross margin improvement with the launch of the Twist & Go™ carton product.

Net loss for the third quarter of 2022 was $2.7 million, as compared to a loss of $508,000 in the third quarter of 2021. Selling, marketing and distribution for the third quarter of 2022 increased to $815,000, compared to $480,000 in the third quarter of 2022. The increase is a result of increased sales and marketing personnel costs and outbound freight, elevated as a result of increased shipments, including those that were ultimately not recognized as revenue due to the product withdrawal. The Company is working to offset elevated product and freight costs by implementing a number of initiatives, to include the new carton format for Twist & Go™, as well as ingredient and freight optimization. G&A expenses for the third quarter of 2022 increased to $1.1 million, compared to $586,000 in the third quarter of 2021. The increase in G&A was driven by an increase in personnel costs compared to a pullback in the COVID-19 affected quarter last year, including non-cash stock-based compensation, as well as an increase in research and development expense related to the launch of the Twist & Go™ carton product.

First Nine Months of 2022 Financial Results

Revenue for the first nine months of 2022 increased 82% to $7.7 million, compared to $4.2 million in the same period of 2021. The increase in revenue is the result of higher growth in Twist & Go™ sales in the school channel, as well as the gradual return in sales of the Company’s single serve and bulk products. Gross margins for the first nine months of 2022 were 12%, compared to 38% for the same period of 2021. The year over year decline in gross margins was primarily due to the costs related to the product withdrawal in the third quarter of 2022, in addition to higher raw material and packaging costs from the unprecedented market costs and labor shortages as well as product mix.

Net loss for the first nine months of 2022 was $4.3 million, as compared to a loss of $1.4 million in the same period of 2021. Selling, marketing and distribution for the first nine months of 2022 increased to $2.1 million, compared to $1.2 million in the same period of 2022. The increase is a result of increased sales and marketing personnel costs and outbound freight, elevated as a result of increased shipments, including those that were ultimately not recognized as revenue due to the product withdrawal in the third quarter of 2022. G&A expenses for the first nine months of 2022 increased to $2.7 million, compared to $1.6 million in the same period of 2021. The increase in G&A was driven by an increase in personnel costs compared to a pullback in the COVID-19 affected period last year, including non-cash stock-based compensation, as well as an increase in research and development expense related to the launch of the Twist & Go™ carton product.

The above information is presented in conformity with accounting principles generally accepted in the United States. In order to aid in the understanding of the Company’s business performance, the Company has also presented below certain non-GAAP measures, including EBITDA and Adjusted EBITDA, which are reconciled in the table below to comparable GAAP measures. Management believes that Adjusted EBITDA provides useful information to the investor because it is directly reflective of the performance of the Company. The exclusion of certain items including stock compensation, stock issued for services, gain or loss from debt extinguishments, gain or loss on derivative, the costs of NASDAQ uplift, and the costs related to product withdrawal in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the Company’s core business performance. Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net loss, loss from operations or any other performance measure derived in accordance with GAAP.

Adjusted EBITDA was a loss of approximately $637,000 for the third quarter of 2022, compared to a loss of approximately $597,000 for the third quarter of 2021. Adjusted EBITDA was a loss of $1.6 million for the first nine months of 2022, compared to a loss of $1.1 million for the same period of 2021. A reconciliation of net loss to Adjusted EBITDA is provided below.

	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
Net loss	$(2,708,000)	$(508,000)	$(4,339,000)	$(1,396,000)

Depreciation and amortization	122,000	146,000	409,000	456,000
Interest	-	69,000	-	128,000
EBITDA	(2,586,000)	(293,000)	(3,930,000)	(812,000)

Stock based compensation	118,000	45,000	211,000	52,000
Stock issued for services	38,000	25,000	144,000	25,000
Gain from extinguishment of PPP loan	-	(568,000)	-	(568,000)
Loss from debt extinguishment	-	194,000	-	194,000
Gain from derivative liability	-	-	-	(16,000)
Sales claims and distributor administrative fees resulting from product withdrawal (1)	630,000	-	630,000	-
Inventory related costs due to product withdrawal (1)	932,000	-	932,000	-
Operating expense related to withdrawn product and related dispute (1)	223,000	-	223,000
NASDAQ uplist (2)	8,000	-	175,000	-
Adjusted EBITDA	$(637,000)	$(597,000)	$(1,615,000)	$(1,125,000)

(1) Barfresh experienced a quality issue with product manufactured by one of its co-manufacturers, which is the subject of a legal dispute as to the source of complaints received. As a result, product was withdrawn from the market and inventory on hand was destroyed. The results for the third quarter of 2022 include the estimated impact of such actions, some of which will be carried out over the next several quarters. Operating expense related to withdrawn product includes storage and freight associated with expected refunded product and legal expense incurred with respect to the dispute.

(2) Represents various non-recurring costs associated with the January 2022 uplist of our common stock to the Nasdaq Capital Market exchange.

Balance Sheet

As of September 30, 2022, the Company had approximately $3.0 million of cash, and approximately $602,000 of inventory on its balance sheet. The Company expects the product withdrawal, reduction in capacity and the cost of litigation will negatively impact its ability to achieve positive cash flow in the near term, but does not expect that it will need to raise cash to navigate the set-back.

Conference Call

The conference call to discuss these results is scheduled for today, Thursday, November 10, 2022, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (855) 327-6837 in North America, and international listeners can dial (631) 891-4304. A telephonic playback will be available approximately two hours after the call concludes and will be available through Thursday, November 24, 2022. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 10020697. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group, Inc. (Nasdaq: BRFH) is a developer, manufacturer and distributor of ready-to-blend and ready-to-drink beverages, including smoothies, shakes and frappes, primarily for the education market, foodservice industry and restaurant chains, delivered as fully prepared individual portions or single serving and bulk formats for on-site preparation. The Company’s single serving, on-site prepared product utilizes a proprietary, patented system that uses portion-controlled pre-packaged beverage ingredients, delivering a freshly made frozen beverage that is quick, cost efficient, better for you and without waste. Barfresh has a distribution partnership with the leading food distributor in North America. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking, including statements about the Company’s commercial progress, success of its strategic relationship(s), and projections of future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, “continue,” “could,” “may,” “predict,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The contents of this release should be considered in conjunction with the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any warnings, risk factors and cautionary statements contained therein. Furthermore, the Company expressly disclaims any current intention to update publicly any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com